Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Full Year and Fourth Quarter Results
Whippany, New Jersey, November 11, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its fourth quarter and fiscal year ended September 25, 2010.
Fiscal Year 2010 Results
Net income for fiscal 2010 amounted to $115.3 million, or $3.26 per Common Unit, compared to net income of $165.2 million, or $4.99 per Common Unit, in fiscal 2009. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined and reconciled below, amounted to $192.4 million, compared to $239.2 million for fiscal 2009.
Net income and EBITDA for fiscal 2010 were negatively impacted by certain items, including: (i) a loss on debt extinguishment of $9.5 million associated with the refinancing of senior notes completed during the second quarter; (ii) a non-cash pension settlement charge of $2.8 million during the fourth quarter; and (iii) a non-cash charge of $1.8 million during the third quarter to accelerate depreciation expense on certain assets taken out of service. Net income and EBITDA for fiscal 2009 included a loss on debt extinguishment of $4.6 million associated with the debt tender offer completed during the fourth quarter of fiscal 2009.
Fiscal 2010 presented a challenging operating environment characterized by the continued adverse effects of the weak economy, relatively mild temperatures during the peak winter heating season and a volatile commodity price environment. The prior year benefited from a rapid and dramatic decline in commodity prices which resulted in higher gross margins.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “In the face of one of the more challenging operating environments that we have experienced in quite some time, we were pleased to deliver operating results for fiscal 2010 that were in line with our internal expectations. In addition, during the year we had several notable accomplishments that serve to further strengthen our balance sheet and position us for growth. During March 2010, we opportunistically refinanced $250 million of our senior notes, extending maturities until March 2020 at attractive rates. We also acquired four independent propane operators to expand our footprint in strategic markets where we already have a strong presence. From a liquidity standpoint, we funded all of our working capital needs, our capital expenditures, and the four acquisitions from cash on hand and still ended the fiscal year with nearly $157 million of cash.”
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Mr. Dunn continued, “We are pleased to share this year’s successes with our valued Unitholders. During the year, we increased the annualized distribution rate by $0.02 per Common Unit each quarter to an annualized distribution rate of $3.40 per Common Unit at the end of the fourth quarter — a growth rate of 2.4% compared to the annualized rate at the end of the prior year.”
Retail propane gallons sold for fiscal 2010 decreased 26.0 million gallons, or 7.6%, to 317.9 million gallons from 343.9 million gallons in fiscal 2009. Sales of fuel oil and other refined fuels decreased 14.2 million gallons, or 24.7%, to 43.2 million gallons compared to 57.4 million gallons in the prior year. Sales volumes were negatively affected by the impact of the weak economy, particularly in the Partnership’s non-residential customer base, which accounted for 60.1% of the overall decline in propane sales volumes. Erratic weather patterns, particularly in the Partnership’s northeast and western territories, also contributed to the decline in sales volumes. During the peak heating months from October 2009 through March 2010, average temperatures in the Partnership’s northeast service territories were 5% and 6% warmer than normal and prior year, respectively. Overall, average temperatures during fiscal 2010 throughout all service territories were 5% warmer than normal and 4% warmer than the prior year.
Revenues of $1,136.7 million decreased $6.5 million, or 0.6%, compared to $1,143.2 million in the prior year, primarily due to the aforementioned decrease in volumes sold offset, to an extent, by the impact of higher average selling prices associated with higher product costs. Overall, in the commodities markets, average posted prices for propane and fuel oil during fiscal 2010 were 46.3% and 26.1% higher, respectively, compared to fiscal 2009. Cost of products sold increased $58.1 million, or 10.7%, to $598.5 million in fiscal 2010, compared to $540.4 million in the prior year. Cost of products sold for fiscal 2010 included $5.4 million in net unrealized (non-cash) losses attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to $1.7 million in net unrealized (non-cash) gains in the prior year, both of which are excluded from the computation of Adjusted EBITDA in both years.
Combined operating and general and administrative expenses of $351.2 million decreased $10.6 million, or 2.9%, compared to $361.8 million in the prior year, primarily due to lower variable compensation associated with lower earnings, lower insurance costs and continued savings in payroll and vehicle expenses attributable to further operating efficiencies.
Net interest expense decreased $10.9 million, or 28.5%, to $27.4 million in fiscal 2010, compared to $38.3 million in fiscal 2009, primarily as a result of lower debt levels attributable to the Partnership’s $183.0 million debt reduction in the second half of fiscal 2009. Additionally, during the second quarter of fiscal 2010, the Partnership announced the successful completion of the issuance of $250 million of 7 3/8% senior notes maturing in March 2020 to replace the previously existing 6 7/8% senior notes that were set to mature in December 2013. For the fourth consecutive year, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended fiscal 2010 with $156.9 million of cash.
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Fourth Quarter 2010 Results
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss in its fiscal fourth quarter. For the fourth quarter of fiscal 2010, the Partnership’s net loss was $24.8 million, or $0.70 per Common Unit, compared to a net loss of $22.9 million, or $0.67 per Common Unit, for the fourth quarter of fiscal 2009. As mentioned in the discussion of full-year results, net loss and EBITDA for the fourth quarter of fiscal 2010 included a non-cash pension settlement charge of $2.8 million, while net loss and EBITDA for fiscal 2009 included a $4.6 million loss on debt extinguishment. Adjusted EBITDA for the fourth quarter of fiscal 2010 was a loss of $6.6 million compared to a loss of $2.7 million in the fourth quarter of fiscal 2009.
Retail propane gallons sold in the fourth quarter of fiscal 2010 decreased 1.7 million gallons, or 3.5%, to 47.4 million gallons, compared to 49.1 million gallons in the prior year fourth quarter. Sales of fuel oil and other refined fuels decreased 1.8 million gallons, or 26.1%, to 5.1 million gallons compared to 6.9 million gallons during the fourth quarter of fiscal 2009. With the highest concentration of non-residential business typically reported in the Partnership’s fiscal fourth quarter, lower propane volumes were attributable primarily to declines in commercial and industrial volumes resulting from the weak economy and, to a lesser extent, continued customer conservation.
Cost of products sold for the fourth quarter of fiscal 2010 of $93.0 million increased $22.6 million, or 32.1%, compared to the prior year fourth quarter primarily as a result of higher wholesale product costs. Cost of products sold for the fourth quarter of fiscal 2010 included a $0.5 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to an unrealized (non-cash) gain of $2.5 million in the prior year quarter. Combined operating and general and administrative expenses of $82.2 million increased $2.3 million, or 2.9%, compared to the prior year quarter primarily as a result of higher expenses associated with the Partnership’s long-term incentive plan, higher bad debt expense and increased advertising costs.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 800,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
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•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•
Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2009 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended September 25, 2010 and September 26, 2009
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Revenues
Propane	$127,049	$113,620	$885,459	$864,012
Fuel oil and refined fuels	14,411	17,176	135,059	159,596
Natural gas and electricity	18,276	10,311	77,587	76,832
All other	8,293	9,135	38,589	42,714

	168,029	150,242	1,136,694	1,143,154

Costs and expenses
Cost of products sold	92,999	70,433	598,451	540,385
Operating	67,938	68,561	289,567	304,767
General and administrative	14,275	11,373	61,656	57,044
Pension settlement charge	2,818	—	2,818	—
Depreciation and amortization	7,740	8,476	30,834	30,343

	185,770	158,843	983,326	932,539

(Loss) income before loss on debt extinguishment, interest expense and provision for income taxes	(17,741)	(8,601)	153,368	210,615
Loss on debt extinguishment	—	4,624	9,473	4,624
Interest expense, net	6,798	9,354	27,397	38,267

(Loss) income before provision for income taxes	(24,539)	(22,579)	116,498	167,724
Provision for income taxes	292	302	1,182	2,486

Net (loss) income	$(24,831)	$(22,881)	$115,316	$165,238

Net (loss) income per Common Unit — basic	$(0.70)	$(0.67)	$3.26	$4.99

Weighted average number of Common Units outstanding — basic	35,397	33,982	35,374	33,134

Net (loss) income per Common Unit — diluted	$(0.70)	$(0.67)	$3.24	$4.96

Weighted average number of Common Units outstanding — diluted	35,397	33,982	35,613	33,315

Supplemental Information:
EBITDA (a)	$(10,001)	$(4,749)	$174,729	$236,334
Adjusted EBITDA (a)	$(6,642)	$(2,670)	$192,420	$239,245
Retail gallons sold:
Propane	47,431	49,123	317,906	343,894
Refined fuels	5,128	6,863	43,196	57,381
Capital expenditures:
Maintenance	$2,792	$5,820	$9,699	$12,203
Growth	$3,348	$2,181	$9,432	$9,634
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(a)
EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments, loss on debt extinguishment and pension settlement charge. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US-GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US-GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009

Net (loss) income	$(24,831)	$(22,881)	$115,316	$165,238
Add:
Provision for income taxes — current and deferred	292	302	1,182	2,486
Interest expense, net	6,798	9,354	27,397	38,267
Depreciation and amortization	7,740	8,476	30,834	30,343

EBITDA	(10,001)	(4,749)	174,729	236,334
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	541	(2,545)	5,400	(1,713)
Loss on debt extinguishment	—	4,624	9,473	4,624
Pension settlement charge	2,818	—	2,818	—

Adjusted EBITDA	(6,642)	(2,670)	192,420	239,245
Add / (subtract):
Provision for income taxes — current	(292)	(297)	(1,182)	(1,101)
Interest expense, net	(6,798)	(9,354)	(27,397)	(38,267)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(541)	2,545	(5,400)	1,713
Compensation cost recognized under Restricted Unit Plan	852	511	4,005	2,396
(Gain) loss on disposal of property, plant and equipment, net	(111)	120	38	(650)
Changes in working capital and other assets and liabilities	39,605	32,198	(6,687)	43,215

Net cash provided by operating activities	$26,073	$23,053	$155,797	$246,551

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.